Aspect Medical Systems, Inc.

Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:
Mike Falvey	Emily Anderson
CFO	Media Inquiries
(617) 559-7363	(617) 559-7032
FOR IMMEDIATE RELEASE
Thursday, April 17, 2008
ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR FIRST QUARTER ENDED MARCH 29, 2008
Highlights of Q1 2008 Compared with Q1 2007
•	Product revenue increased 9% to $24.4 million

•	Sensor revenue increased 18% to $20.6 million

•	Installed base of BIS monitors and modules exceeded 49,200 units, which represents an increase of 19% from the end of Q1 2007

•	GAAP net loss was $235,000, or $0.01 loss per share in Q1 2008, compared with income of $517,000, or $0.02 per diluted share in Q1 2007

•	Non-GAAP net income (which is exclusive of stock-based compensation) was $1.1 million in Q1 2008, or $0.06 per share, compared with $2.0 million, or $0.09 per diluted share in Q1 2007
Norwood, Mass., April 17, 2008 — Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that product revenue was $24.4 million for Q1 2008, a 9% increase from $22.4 million in Q1 2007, and that total revenue was $24.4 million for Q1 2008, a 1% increase from $24.1 million in Q1 2007.
With the adoption of Statement of Financial Accounting Standards No. 123(R), or “SFAS No. 123R”, as of January 1, 2006, Aspect began reporting non-GAAP financial results that exclude the impact of stock-based compensation. See below under the heading “Use of non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. The reconciliation of GAAP (U.S. generally accepted accounting principles) to non-GAAP measures is contained in an attached table.

Aspect Medical Systems, Inc.

Key GAAP operating results for Q1 2008 include:
•	Product margin was 73.4% compared with 72.9% in Q1 2007;

•	Operating expenses were $18.1 million, an increase of 1% compared with $17.9 million in Q1 2007; and

•	Net loss was $235,000, or $0.01 loss per share, compared with net income of $517,000, or income of $0.02 per diluted share, in Q1 2007.
Key non-GAAP operating results for Q1 2008 include:
•	Product margin was 73.9% compared with 73.5% in Q1 2007;

•	Operating expenses were $16.3 million, an increase of 3% compared with $15.9 million in Q1 2007; and

•	Net income was $1.1 million, or $0.06 per share, compared with $2.0 million, or $0.09 per diluted share, in Q1 2007.
“We are encouraged with our results for the quarter, and we believe that the growth in sensor revenue reflects very positively on the changes we have made in the focus of our U.S. sales organization, and the success of our customer education and training programs,” said Nassib Chamoun, president and CEO of Aspect.
“We are also pleased with our customers’ response to the negative tone of the New England Journal of Medicine article that was published in March. The publication created a great opportunity to communicate with many of our customers, and most have reaffirmed their belief in the value of BIS monitoring, and have said that the article will not change the way they use our technology. BIS monitoring enables them to personalize anesthesia for each of their patients and to balance the need to reduce the risk of awareness with other important endpoints — including minimizing excessive exposure to anesthetics, improving patient satisfaction, and optimizing the quality and efficiency of patient care.”
Chamoun continued, “Looking forward, we are optimistic that the adverse impact of this article will be limited to a small number of existing and prospective customers. For the rest, we believe that the dialogue generated by the article will support our efforts to increase the use of our technology over time.”
Revenue Analysis — (see attached unaudited consolidated revenue data)
U.S. product revenue was $17.1 million in Q1 2008, an increase of 2% over Q1 2007. U.S. sensor revenue increased 13% in Q1 2008 compared with Q1 2007 due to a 13% increase in sensor unit volume. U.S. equipment revenue declined 54% in Q1 2008 as expected, due to the strategic shift of our sales organization to develop stronger sensor utilization among our existing customer base. The Q1 2008 decline was the result of a 59% reduction in monitor and module units sold and an 8% decline in other equipment revenues. There was no strategic alliance revenue in Q1 2008 compared with $1.7 million in Q1 2007. This was due to the termination and repurchase agreement entered into with Boston Scientific in Q2 2007 which terminated all of the rights and obligations of the Company and Boston Scientific under the 2002 OEM product development agreement and the 2005 neurosciences strategic alliance.
International revenue was $7.4 million in Q1 2008, an increase of 28% over Q1 2007. International sensor revenue increased 36% in Q1 2008 as compared with Q1 2007 due to a 36% increase in sensor unit volume. International equipment revenue increased by 26% in Q1 2008 due to a 19% increase in combined monitor and module units sold which was partially offset by a 27% decline in other equipment revenue.

Aspect Medical Systems, Inc.

Product Margin and Operating Expenses
GAAP product margin (product revenue less costs of revenue, then divided by product revenue) increased to 73.4% in Q1 2008 as compared with 72.9% in Q1 2007. Non-GAAP product margin increased to 73.9% in Q1 2008 as compared with 73.6% in Q1 2007. These changes were principally the result of favorable changes in the mix of sales of sensors to hardware.
Total GAAP and non-GAAP operating expenses increased by 1% and 3%, respectively, in Q1 2008 compared with Q1 2007. The increase in total GAAP and non-GAAP operating expenses was due primarily to increases in selling, general and administrative expenses. The increase in GAAP operating expenses was partially offset by a 12% decrease in stock-based compensation expense.
Interest Income and Expense
Interest income was $1.3 million in Q1 2008, an increase of 30% compared with Q1 2007, due to increased cash, cash equivalents and marketable securities resulting from the $125.0 million convertible debt offering completed by the Company during June 2007. Interest expense was $0.9 million in Q1 2008 due to the interest payable on such convertible debt. There was no interest expense in Q1 2007.
Income Taxes
In Q1 2008, the Company recognized income tax expense of approximately $0.4 million on a GAAP basis and $1.0 million on a non-GAAP basis. This translates to a Q1 2008 effective tax rate of 224% for GAAP and 48% for non-GAAP. Q1 2008 GAAP and non-GAAP tax expense includes a $0.3 million charge for the reduction of tax credits. Excluding this charge, the GAAP and non-GAAP Q1 2008 effective tax rates are 79% and 35%, respectively. The Q1 2008 GAAP effective tax rates are higher because of the tax treatment of incentive stock options (or ISO’s). The expense associated with these options is recorded as they vest, but a tax benefit is only recognized when they are exercised and sold under specific circumstances.
Liquidity and Capital Resources
At March 29, 2008, the Company had cash, cash equivalents, restricted cash and marketable securities of $110.8 million compared with $109.5 million at December 31, 2007. The Company had debt in the form of $125.0 million aggregate principal amount of 2.50% convertible senior notes due 2014 at March 29, 2008 and at December 31, 2007.
Outlook for the Second Quarter of 2008
The Company’s outlook for the second quarter of 2008 is as follows:
•	Total revenue and product revenue is expected to be within a range of $24.4 million to $25.4 million;

•	GAAP net loss per share is expected to be within a range of ($0.03) to ($0.01); and

•	Non-GAAP net income per fully-diluted share is expected to be within a range of $0.03 to $0.05.
All non-GAAP amounts are exclusive of stock-based compensation. See below under the heading “Use of non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. See attached table for the reconciliation of GAAP to non-GAAP items for Q1 2008 and guidance for Q2 2008.

Aspect Medical Systems, Inc.

Use of non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with GAAP, this earnings release contains non-GAAP financial measures that exclude the effects of share-based compensation and the requirements of Statement of Financial Accounting Standards No. 123(R), or “SFAS No. 123R”.
Stock-based compensation related to stock options, restricted stock and other stock-based awards is excluded from the Company’s non-GAAP costs of revenue, non-GAAP gross profit margin, non-GAAP gross profit margin percent, non-GAAP product margin percent, non-GAAP total operating expenses (research and development, sales and marketing and general and administrative), non-GAAP income from operations, non-GAAP operating margin, non-GAAP income before income taxes, non-GAAP income before income taxes per diluted share, non-GAAP income tax expense, non-GAAP effective income tax rate, non-GAAP net income, and non-GAAP diluted earnings per share:
Stock-based compensation expenses consist of expenses for stock options, restricted stock and other stock-based awards under SFAS No. 123R. The Company excludes these stock-based compensation expenses and the related tax effects from non-GAAP measures primarily because they are non-cash expenses, because of the complexity and considerable judgment involved in calculating their values, and because they have in the past and are expected in the future to be driven by a different set of factors than other expenses in these categories.
•   The manner in which management uses the non-GAAP financial measure to conduct or evaluate its business:
The non-GAAP financial measures used by management and disclosed by the Company exclude the income statement effects of all forms of share-based compensation. Reconciliations of the GAAP to non-GAAP income statement financial measures for the three months ended March 29, 2008 and March 31, 2007 and expected net income per diluted share for the second quarter of 2008 are set forth in the financial tables attached to this earnings release and the reconciliations to those GAAP financial measures should be carefully considered.
The Company applied the modified prospective method of adoption of SFAS No. 123R, under which the effects of SFAS No. 123R are reflected in the Company’s GAAP financial statement presentations for the three months ended March 29, 2008 and March 31, 2007. Gross profit, gross profit margin, product margin, costs of revenue, total operating expenses (research and development, sales and marketing, general and administrative), operating income, operating margin, net income before taxes per share, net income and net income per share (referred to as earnings per share, or EPS) are the primary financial measures management uses for planning and forecasting future periods that are affected by share-based compensation. Because management reviews these financial measures in a manner calculated without taking into account the effects of SFAS No. 123R, these financial measures are treated as “non-GAAP financial measures” under Securities and Exchange Commission rules. Management uses the non-GAAP financial measures for internal managerial purposes, including as a means to compare period-to-period results on a consolidated basis and as a means to evaluate the Company’s results on a consolidated basis compared to those of other companies. In addition, management uses certain of these measures when publicly providing forward-looking statements on expectations regarding future consolidated financial results. Management and the Board of Directors will continue to compare the Company’s historical consolidated results of operations (revenue, costs of revenue, gross profit margin, gross profit margin percent, product margin percent, research and development expenses, sales and marketing expenses, general and administrative expenses, total operating expenses, operating margin, income before income taxes, income before income taxes per diluted share, income tax expense, effective income tax rate, operating income as well as net (loss) income and (loss) earnings per diluted share), excluding stock-based compensation, to financial information prepared on the same basis during the Company’s budget and planning process, to assess the business, make resource allocation decisions and to compare consolidated results to the objectives identified for the Company. The Company’s budget and planning process culminates with the preparation of a consolidated annual budget that includes these non-GAAP financial measures. This budget, once finalized and approved, serves as the basis for allocation of resources and management of operations. While share-based compensation is a significant expense affecting the Company’s results of operations, management excludes share-based compensation from the Company’s consolidated budget and planning process to facilitate period to period comparisons and to assess changes in gross margin, net income and earnings per share targets in relation to changes in forecasted revenue.
Profit-dependent cash incentive pay to employees, including senior management, also is calculated using formulae that incorporate the Company’s annual results excluding share-based compensation expense.
•   The economic substance behind management’s decision to use such non-GAAP financial measures:
The Company discloses non-GAAP information to the public to enable investors to more easily assess the Company’s performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis among other companies that separately identify share-based compensation expenses. In particular, the Company believes that it is useful to investors to understand how the expenses and other adjustments associated with the application of SFAS No. 123R are being reflected on the Company’s income statements.

Aspect Medical Systems, Inc.

•   Why management believes the non-GAAP financial measure provides useful information to investors:
Management believes that each of the non-GAAP measures reveals important information about the economic model of the Company and the Company discusses each of these items with the public on a regular basis on both a GAAP and non-GAAP basis. The Company discloses this information to the public to enable investors to more easily assess the Company’s past performance and estimate future performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis among other companies that separately identify share-based compensation expense. In particular, the Company believes that it is useful to investors to understand how the expenses and other adjustments associated with the application of SFAS No. 123R are being reflected on the Company’s income statements.
•   The material limitations associated with use of non-GAAP financial measure as compared to the use of the most directly comparable GAAP financial measures:
The non-GAAP financial measures disclosed by the Company are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The non-GAAP financial measures disclosed by the Company may be different from, and therefore may not be comparable to, similar measures used by other companies.
Although these non-GAAP financial measures adjust expense, and diluted share items to exclude the accounting treatment of share-based compensation, they should not be viewed as a pro-forma presentation reflecting the elimination of the underlying share-based compensation programs, as those programs are an important element of the Company’s compensation structure and generally accepted accounting principles indicate that all forms of share-based payments should be valued and included as appropriate in results of operations.
•   The manner in which management compensates for these limitations when using non-GAAP financial measures:
Management takes into consideration the limitations in using non-GAAP financial measures by evaluating the dilutive effect of the Company’s share-based compensation arrangements on the Company’s basic and diluted earnings per share calculations and by reviewing other quantitative and qualitative information regarding the Company’s share-based compensation arrangements. Management also uses these non-GAAP measures in conjunction with GAAP measures to assess the impact of share-based compensation.
Conference Call Scheduled for 10:00 a.m. ET Today
Aspect will hold a conference call to discuss the results of the first fiscal quarter of 2008 and management’s outlook for the second fiscal quarter of 2008 at 10:00 a.m. Eastern Time today, Thursday, April 17, 2008. The call can be accessed live by dialing 1-888-715-1402 (domestic), 1-913-981-5573 (international), or via the webcast at http://www.aspectmedical.com on the Investor page, or http://www.earnings.com. It also will be available for replay until April 24, 2008, by dialing 1-888-203-1112 (domestic), or 1-719-457-0820 (international), access code 8430175. The webcast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the investor page.

Aspect Medical Systems, Inc.

About the Company
Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess approximately 26 million patients and has been the subject of more than 3,300 published articles and abstracts. BIS technology is installed in approximately 80 percent of hospitals listed in the July 2007 U.S. News and World Report ranking of America’s Best Hospitals and in approximately 60 percent of all U.S. operating rooms. In the last twelve months BIS technology was used in approximately 19 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with eight leading manufacturers of patient monitoring systems.
Cautionary Statement Regarding Forward Looking Information
Certain statements in this release are forward-looking and may involve risks and uncertainties, including without limitation statements with respect to: the Company’s expectations regarding the impact of the recent adverse NEJM article on the Company’s products and on market perception of the benefits of BIS-guided anesthesia, and the Company’s Q2 2008 guidance with respect to total revenue, product revenue and GAAP and non-GAAP net income (loss) per fully diluted share. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to control expenses or grow its product revenue. The Company may also not be able to achieve widespread market acceptance of its BIS monitoring technology, or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA. The Company’s business and operating results may be adversely affected by the recent NEJM article and related publicity comparing the Company’s BIS-monitoring products to other anesthesia monitoring approaches. The Company also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products including the BIS VISTA monitor and products based upon its neuroscience technology such as its ATR biomarker under development. In addition, the Company’s ability to remain profitable will depend upon its ability to successfully promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not remain profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. The Company has incurred substantial indebtedness in connection with the issuance of convertible notes in June 2007 and a substantial portion of its cash flows from operations may be dedicated to interest and principal payments on such notes. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission.
In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.
For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com...
FINANCIAL TABLES FOLLOW...

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended
	March 29,	March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Product revenue	$24,428	$22,435
Strategic alliance revenue	—	1,684

Total revenue	24,428	24,119

Costs of revenue	6,486	6,079

Gross profit	17,942	18,040

% of revenue	73.4%	74.8%

Operating expenses:
Research and development	3,939	4,221
Sales and marketing	10,202	10,045
General and administrative	3,942	3,663

Total operating expenses	18,083	17,929

(Loss) income from operations	(141)	111

Other income (expense):
Interest income	1,278	982
Interest expense	(948)	—

Income before income taxes	189	1,093

Income tax provision	424	576

Net (loss) income	$(235)	$517

Net (loss) income per share:
Basic	$(0.01)	$0.02
Diluted	$(0.01)	$0.02

Shares used in computing net (loss) income per share:
Basic	17,148	22,411
Diluted	17,148	23,027

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONSOLIDATED REVENUE DATA
(In Thousands, Except Unit Amounts and Percentages)

	Three Months Ended
	March 29, 2008	March 31, 2007	% Change
	(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$20,636	$17,554	18%

Monitors	2,097	2,895	(28%)
Modules	981	1,117	(12%)
Other Equipment	714	869	(18%)

Equipment	3,792	4,881	(22%)

Total product revenue	24,428	22,435	9%
Strategic alliance	—	1,684	(100%)

Total Worldwide	$24,428	$24,119	1%

U.S.
Sensors	$15,815	$14,004	13%

Monitors	634	1,820	(65%)
Modules	223	440	(49%)
Other Equipment	391	426	(8%)

Equipment	1,248	2,686	(54%)

Total Product revenue	17,063	16,690	2%

Strategic alliance	—	1,684	(100%)

Total U.S.	$17,063	$18,374	(7%)

INTERNATIONAL
Sensors	$4,821	$3,550	36%

Monitors	1,463	1,075	36%
Modules	758	677	12%
Other Equipment	323	443	(27%)

Equipment	2,544	2,195	16%

Total International	$7,365	$5,745	28%

UNITS
WORLDWIDE
Sensors	1,486,000	1,237,000	20%
Monitors	718	958	(25%)
Modules (a)	1,560	1,474	6%
Installed Base (b)	49,295	41,515	19%

U.S.
Sensors	961,000	851,000	13%
Monitors	180	528	(66%)
Modules (a)	205	401	(49%)
Installed Base (b)	28,532	24,787	15%

INTERNATIONAL
Sensors	525,000	386,000	36%
Monitors	538	430	25%
Modules (a)	1,355	1,073	26%
Installed Base (b)	20,763	16,728	24%

(a)	Represents module shipments to OEM customers

(b)	Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended
	March 29,	March 31,
	2008	2007

GAAP costs of revenue	$6,486	$6,079
Stock-based compensation expense	(119)	(145)

Non-GAAP costs of revenue	$6,367	$5,934

GAAP gross profit margin	$17,942	$18,040
Stock-based compensation expense	119	145

Non-GAAP gross profit margin	$18,061	$18,185

GAAP gross profit margin percent	73.4%	74.8%
Stock-based compensation expense	0.5%	0.6%

Non-GAAP gross profit margin percent	73.9%	75.4%

GAAP product margin percent	73.4%	72.9%
Stock-based compensation expense	0.5%	0.7%

Non-GAAP product margin percent	73.9%	73.6%

GAAP research and development expenses	$3,939	$4,221
Stock-based compensation expense	(469)	(524)

Non-GAAP research and development expenses	$3,470	$3,697

GAAP sales and marketing expenses	$10,202	$10,045
Stock-based compensation expense	(676)	(808)

Non-GAAP sales and marketing expenses	$9,526	$9,237

GAAP general and administrative expenses	$3,942	$3,663
Stock-based compensation expense	(678)	(740)

Non-GAAP general and administrative expenses	$3,264	$2,923

GAAP total operating expenses	$18,083	$17,929
Stock-based compensation expense	(1,823)	(2,072)

Non-GAAP total operating expenses	$16,260	$15,857

GAAP (loss) income from operations	$(141)	$111
Stock-based compensation expense	1,942	2,217

Non-GAAP income from operations	$1,801	$2,328

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (CONT.)
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended
	March 29,	March 31,
	2008	2007

GAAP operating margin	(0.6%)	0.5%
Stock-based compensation expense	8.0%	9.2%

Non-GAAP operating margin	7.4%	9.7%

GAAP income before income tax	$189	$1,093
Stock-based compensation expense	1,942	2,217

Non-GAAP income before income tax	$2,131	$3,310

GAAP income before income tax per diluted share	$0.01	$0.05
Stock-based compensation expense	0.11	0.09

Non-GAAP income before income tax per diluted share	$0.12	$0.14

GAAP income tax expense	$424	$576
Stock-based compensation expense	597	693

Non-GAAP income tax expense	$1,021	$1,269

GAAP effective income tax rate	224%	53%
Stock-based compensation expense	(176%)	(15%)

Non-GAAP effective income tax rate	48%	38%

GAAP net (loss) income	$(235)	$517
Stock-based compensation expense	1,345	1,524

Non-GAAP net income	$1,110	$2,041

GAAP diluted (loss) income per share	$(0.01)	$0.02
Stock-based compensation expense	0.07	0.07

Non-GAAP diluted income per share	$0.06	$0.09

Guidance for Q2 2008

GAAP net loss per share	$(0.03) -- $(0.01)
Stock-based compensation expense	$0.04 -- $ 0.08
Non-GAAP net income per diluted share	$0.03 -- $ 0.05

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	March 29,	December 31,
	2008	2007
	(Unaudited)	(Unaudited)

ASSETS
Current assets:
Cash, cash equivalents and marketable securities (A)	$96,393	$102,966
Accounts receivable, net	13,270	12,544
Inventory, net	6,012	7,113
Deferred tax assets	4,729	4,729
Other current assets	4,635	4,150

Total current assets	125,039	131,502

Property and equipment, net	8,571	8,455
Long-term marketable securities (A)	14,454	6,518
Deferred financing fees	4,050	4,213
Long-term deferred tax assets	19,958	20,171
Other assets	2,265	2,618

Total assets	$174,337	$173,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,275	$11,559
Other current liabilities	62	115

Total current liabilities	10,337	11,674

Other long-term liabilities	118	128
Long-term debt	125,000	125,000
Stockholders’ equity	38,882	36,675

Total liabilities and stockholders’ equity	$174,337	$173,477

(A)	Investments with maturities beyond twelve months are included in long-term investments.